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                                                                       EXHIBIT 5

                               Opinion of Counsel

          Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
                                     Lawyers


    CHRISTOPHER B. CAPEL                                     OFFICES
Direct Dial: (919) 821-6759                        2500 Wachovia Capitol Center
E-Mail: ccapel@smithlaw.com                        Raleigh, North Carolina 27601
 _____________                June 6, 2003                 _____________

                                                          Mailing Address
TELEPHONE: (919) 821-1220                                  P.O. Box 2611
FACSIMILE: (919) 821-6800                             Raleigh, North Carolina
                                                             27602-2611

Embrex, Inc.
1040 Swabia Court
Durham, NC  27703

Ladies and Gentlemen:

         We are counsel to Embrex, Inc., a North Carolina corporation (the "Company"), in connection with the proposed issuance by the Company of up to an additional 300,000 shares of its common stock, $.01 par value per share (the "Common Stock"), pursuant to the Company's Amended and Restated Employee Stock Purchase Plan, as amended by the Amendments thereto dated July 18, 2002 and May 15, 2003 (the "Purchase Plan"), and the Company's Amended and Restated Non-U.S. Employee Stock Purchase Plan, as amended by the Amendments thereto dated February 6, 2003 and May 15, 2003 (the "Non-U.S. Purchase Plan" and together with the Purchase Plan, the "Plans"). These securities are the subject of a Registration Statement to be filed by the Company with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), to which this opinion is to be attached as an exhibit. This opinion is furnished pursuant to the requirements of Item 601(a) and 601(b)(5) of Regulation S-K under the Act.

         We have examined the Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Company, the minutes of meetings of its Board of Directors, and such other corporate records of the Company and other documents and matters of law as we have deemed relevant and necessary for purposes of this opinion. In rendering our opinion, we also have relied on a certificate of an officer of the Company, whom we believe is responsible.

         Based on the foregoing and the additional qualifications below, it is our opinion that the 300,000 shares of Common Stock of the Company that are being registered pursuant to the Registration Statement have been duly authorized and, when duly issued and delivered against payment of the consideration therefor in accordance with the Plans, such shares will be validly issued, fully paid, and nonassessable.

         The opinion set forth herein is limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion set forth herein does not extend to compliance with state and federal securities laws relating to the sale of these securities.

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Embrex, Inc.
June 6, 2003
Page 2 of 2

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under
Section 7 of the Act or the regulations promulgated pursuant to the Act.

         Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

                                    Very truly yours,

                                    SMITH, ANDERSON, BLOUNT, DORSETT,
                                       MITCHELL & JERNIGAN, L.L.P.


                                    By:   /s/ Christopher B. Capel
                                          Christopher B. Capel